MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS SECOND QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended June 30, 2007, of $5,628,000, or $0.22 per common share, as compared to net income available for common shareholders of $2,401,000, or $0.10 per common share, for the same quarter of 2006. In the second quarter of 2007, Mid-America recorded gains of $3,669,000 on the disposition of two properties and a small land parcel.

For the six months ended June 30, 2007, net income available for common shareholders was $13,461,000, or $0.53 per common share, as compared to $4,037,000, or $0.18 per common share, for the six months ended June 30, 2006. In the first six months of 2007, Mid-America recorded gains from the disposition of two properties, the sale of land, gains from the sale of joint venture assets and an incentive fee totaling $10,075,000. In the first six months of 2006, Mid-America recorded a charge of $551,000 for debt extinguishment.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $23,396,000, or $0.84 per share/unit, for the second quarter of 2007, as compared to $21,877,000, or $0.85 per share/unit, for the same quarter of 2006.  FFO in 2007 included a $226,000 gain from the sale of excess land.

For the six months ended June 30, 2007, FFO was $47,488,000, or $1.70 per share/unit, compared to $42,658,000, or $1.68 per share/unit, for the six months ended June 30, 2006. Results for 2007 include FFO of 4 cents per share/unit of incentive fee from the sale of Mid-America’s interest in a joint venture property and 1 cent per share/unit from the sale of excess land. In the first half of 2006, Mid-America recorded a charge of 2 cents per share/unit relating to debt extinguishment. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:
•	Strong operating results generated FFO per share/unit for the quarter that exceeded the mid-point of the range of Mid-America’s guidance.
•	FFO per share/unit for the first six months is a record high performance for Mid-America.
•
Strong revenue performance continued as same store revenues in the second quarter grew at an average rate of 5.1% over the prior year, and physical occupancy in our same-store portfolio reached a second quarter seven-year high.

•	Strong pricing momentum continued as leasing concessions declined 33% on a same store basis and effective rent increased by 4.3% from the second quarter of 2006.
•	Mid-America’s property repositioning initiative made good progress with almost 900 apartments renovated through the second quarter; capturing rent increases averaging 15%.
•	During the quarter Mid-America closed on the acquisition of two properties in Houston and sold two older communities in Memphis.
•	After quarter end Mid-America closed on the purchase of an additional new property and sold two other older communities.
•	Construction of Brier Creek Phase II, a 200-unit development property located in Raleigh, NC is proceeding with lease-up running ahead of plan.
•	Mid-America’s fixed charge coverage ratio further improved in the second quarter to 2.20 from 2.15 a year ago.

Fund I: First Acquisition Candidate
Mid-America Multifamily Fund I, LLC, (“Fund I”), in which Mid-America has a one-third interest, is evaluating several acquisitions. Mid-America closed on the purchase of Park Place, a 229-unit apartment property in Houston built in 1996 with attractive repositioning and value-add opportunities, on May 31, 2007, and expects to subsequently close this property into Fund I.

Acquisitions: Mid-America Acquires Two Additional Properties
In addition to Park Place, during the second quarter Mid-America purchased Ranchstone, a 220-unit apartment property built in 1997 and located in the high-growth energy corridor of Houston.  After the close of the quarter, Mid-America purchased the Chalet at Fall Creek, a 268-unit apartment community built in 2006 located in the high-end planned community development of Fall Creek in northeast Houston metro.

Mid-America is also evaluating several additional acquisition opportunities. It expects to purchase the new Farmington Village, a 280-unit apartment community under construction in Charleston, SC, once the property reaches 75% occupancy, which is expected in the second half of the year.

Dispositions:  Mid-America Continues to Upgrade Portfolio
On May 3, 2007, Mid-America closed on the sale of Hickory Farm and Gleneagles, two Memphis properties, owned since our IPO, with an average age of 27 years for a total sales price of $12 million. After the close of the quarter, Mid-America also sold Somerset and Woodridge, both located in Jackson, MS, with an average age of 23 years, for $14.6 million.

New Development:  Performing Ahead of Plan
Leasing continued to perform ahead of plan at Brier Creek II (200 apartments in Raleigh, NC), with construction now forecast to be substantially complete by the end of the third quarter. Leasing has gone very well with 118 units ready for occupancy at quarter end and 78 units leased.  St Augustine II (124 apartments in Jacksonville, FL) and Copper Ridge I (216 apartments in Dallas, TX) will commence construction during the third quarter.

Property Redevelopment:  Significant Upside Opportunity
Mid-America’s initiative at repositioning a number of existing communities continues to make steady progress and generate very attractive investment returns.  Redevelopment of 896 apartment units was completed in the first half of the year at an average cost of $5,117 per unit. The average monthly rent increase achieved on the renovated apartments is $104, representing a 15% increase from the prior average rent level, with 98% of the completed units successfully leased.

Insurance:  Favorable Renewal Completed
Mid-America has negotiated improved pricing and coverage with the renewal of its property and casualty insurance program effective July 1, 2007, reducing its total cost on an annualized basis by $1.5 million.

Operating Results: A Stronger Than Expected Quarter
Eric Bolton, Chairman and CEO, said “Same-store performance for the first half year has been better than we anticipated.  We’ve been especially pleased with revenue growth as both occupancy and pricing performance have been ahead of our forecast.

“Same-store revenues grew 5.1% over the previous year’s second quarter, which is very good performance, especially when considering the very strong prior year benchmark.  Quarter-end occupancy stood at 95.2%, slightly ahead of the results captured at the same point in the prior year.  Pricing power remains solid with concessions down a significant 33% and net effective pricing up 4.3%.  During the quarter we initiated a new automated program for assessing various lease administration and processing fees which generated a large increase in fee collections.

“Same store gross operating income, prior to property taxes and insurance expense, was up a solid 5.3% in the second quarter over the prior year.  Same store net operating income was up 3.9% after the impact of increased property taxes and insurance.  We believe that operating expenses will moderate in the second half of this year as we capture the benefit of reduced insurance costs beginning July 1, 2007.

“Our strong same-store performance has enabled us to expand initiatives to improve our long term growth rate.  We recently added three properties in Houston to the portfolio with significant long-term performance upside for a total investment of $58 million. The sale of four older properties located in Memphis, TN, and Jackson, MS, two in May and two in July, with total proceeds of almost $27 million, marked further progress in improvements to our portfolio.  Property sales and capital recycling efforts, especially into various new development projects such as Brier Creek, Copper Ridge and Talus Ranch, is forecast to dilute this year’s FFO roughly 11 cents per share/unit, with 3 cents per share/unit of FFO dilution incurred during the second quarter, but is clearly creating shareholder value and will set the foundation for even more robust long-term growth in FFO.”

“We believe the fundamentals for continued strength in our Sunbelt apartment markets are in place. Apart from robust household formation and job growth, which are the most important drivers of demand, we expect to see reduced competition from home ownership over the next couple of years. Additionally, given the significant rise in development costs, we expect the delivery of newly developed units will remain in balance, with net positive absorption over the next few years in the markets where Mid-America is invested.

Same Store Results: Strong Performance
Percent Change From Three Months Ended June 30, 2006 (Prior Year):
					Average
				Physical	Rental
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rate
High Growth	4.9%	6.0%	4.1%	-0.7%	3.1%
Growth & Income	5.5%	6.7%	4.7%	0.4%	2.5%
Stable Income	4.0%	8.3%	1.5%	1.5%	2.5%
Operating Same Store	5.0%	6.7%	3.8%	0.2%	2.8%
Total Same Store	5.1%	6.7%	3.9%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Revenue growth for the second quarter of 2007 was a solid 5.1% compared to the second quarter of 2006, with ending physical occupancy at a seven-year high of 95.2%. Same-store concessions declined by 33% and dropped from 4.1% of net potential rent to 2.7%.  Average rent per unit increased by 2.8% to $729.  Unit turnover in the second quarter was at the same level as last year.

Same store operating expenses (before property insurance and taxes) increased 4.5% compared to the year-ago period, as our property teams captured 237 more move-ins this quarter as compared to the same quarter last year; generating higher occupancy and revenue performance.   Property insurance increased by 41% reflecting the increase in premiums effective July 1, 2006, but which will show a 17% reduction effective with the new policy year. The increase in real estate taxes reflects unexpected valuation increases imposed by tax assessors, especially in Florida and Texas; we now expect real estate taxes to increase 4.5% for the full year on a same-store basis. Total property expenses increased by 6.7%.

NOI increased by 3.9% compared to the same quarter a year ago with strong performance in our Texas and Tennessee markets.

Excluded from the same-store group are seven properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same-store performance which includes this seven-property group.

Financing, Balance Sheet: Growing Flexibility
Mid-America’s fixed charge coverage continues to strengthen and was 2.20, compared to 2.15 for the same quarter a year ago, better than the sector median. Debt is just 53% of gross fixed assets, down from 54% last year, and Mid-America has over $200 million of unused debt capacity available. Mid-America raised $5 million of additional common equity through its continuous equity program early in the quarter prior to temporarily halting the program.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $6.1 million for the second quarter, approximately $0.22 per share/unit, resulting in AFFO of $0.62 per share/unit. Total property capital expenditures on existing properties were $8.5 million, plus $2.7 million of expenditures on the redevelopment program for the second quarter. Year to date, total property capital expenditures on existing properties were $13.2 million, plus redevelopment expenditures of $4.7 million.

Dividend: $2.42 Annual Rate
Mid-America declared its 54th consecutive quarterly common dividend payable on July 31, 2007, to holders of record on July 16, 2007.

2007 Forecast
Management is tightening its guidance for full-year FFO per share/unit within a range of $3.43 to $3.57 per share/unit while maintaining a mid-point of $3.50. This includes 2 cents of non-cash expense associated with calling its Series F Preferred, planned for the fourth quarter. FFO per share/unit for the third quarter of 2007 is anticipated to be in the range of 83 cents to 91 cents, and for the fourth quarter of 88 cents to 96 cents.

Same-Store Projections
Mid-America expects same-store NOI in 2007 to grow at the upper end of prior guidance, close to 6%. Revenue growth expectations for 2007 are 5% to 6%, with expense growth of approximately 4.5 - 5%. Revenue growth in the second half year is projected to reflect the impact of the roll-out of the yield management software.

Projections assume the reduction of insurance expense in the second half year discussed above, and real estate tax increases for the full year approximating 4.5%.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss second quarter results and 2007 prospects on Friday, August 3, 2007, at 9:15 AM Central Time.  The conference call-in number is 888-806-9459 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 39,968 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371.  6584 Poplar Ave., Suite 300, Memphis, TN  38138.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, anticipated joint venture activity, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of Mid-America’s markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Property revenues	$86,779	$79,743	$171,736	$157,082
Management and fee income, net	-	52	34	104
Property operating expenses	(36,096)	(32,377)	(70,751)	(63,306)
Depreciation	(21,108)	(19,386)	(42,396)	(38,026)
Property management expenses	(4,431)	(3,464)	(8,880)	(5,975)
General and administrative	(2,882)	(2,682)	(5,812)	(6,043)
Income from continuing operations before non-operating items	22,262	21,886	43,931	43,836
Interest and other non-property income	51	215	145	332
Interest expense	(16,034)	(15,736)	(32,048)	(31,338)
Loss on debt extinguishment	(52)	(1)	(52)	(551)
Amortization of deferred financing costs	(574)	(504)	(1,135)	(989)
Minority interest in operating partnership income	(763)	(408)	(1,801)	(821)
Loss from investments in real estate joint ventures	(51)	(35)	(58)	(119)
Incentive fee from real estate joint ventures	-	-	1,019	-
Net gain on insurance and other settlement proceeds	332	225	842	225
Gain on sale of non-depreciable assets	226	-	226	-
Gain on dispositions within real estate joint ventures	-	-	5,387	-
Income from continuing operations	5,397	5,642	16,456	10,575
Discontinued operations:
Income from discontinued operations	278	250	543	443
Gain on sale of discontinued operations	3,443	-	3,443	-
Net income	9,118	5,892	20,442	11,018
Preferred dividend distribution	(3,490)	(3,491)	(6,981)	(6,981)
Net income available for common shareholders	$5,628	$2,401	$13,461	$4,037

Weighted average common shares - Diluted	25,464	23,374	25,377	22,873
Net income per share available for common shareholders	$0.22	$0.10	$0.53	$0.18

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$9,118	$5,892	$20,442	$11,018
Depreciation of real estate assets	20,781	19,042	41,752	37,344
Net gain on insurance and other settlement proceeds	(332)	(225)	(842)	(225)
Gain on dispositions within real estate joint ventures	-	-	(5,387)	-
Depreciation of real estate assets of discontinued operations (1)	(1)	130	132	420
Gain on sale of discontinued operations	(3,443)	-	(3,443)	-
Depreciation of real estate assets of real estate joint ventures	-	121	14	261
Preferred dividend distribution	(3,490)	(3,491)	(6,981)	(6,981)
Minority interest in operating partnership income	763	408	1,801	821
Funds from operations	23,396	21,877	47,488	42,658
Recurring capex	(6,106)	(6,900)	(9,064)	(9,882)
Adjusted funds from operations	$17,290	$14,977	$38,424	$32,776

Weighted average common shares and units - Diluted	27,951	25,884	27,865	25,387
Funds from operations per share and unit - Diluted	$0.84	$0.85	$1.70	$1.68
Adjusted funds from operations per share and unit - Diluted	$0.62	$0.58	$1.38	$1.29

(1) Amounts represent depreciation taken before communities classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30,	December 31,
	2007	2006
Assets
Real estate assets
Land	$209,146	$206,635
Buildings and improvements	1,961,618	1,921,462
Furniture, fixtures and equipment	51,376	51,374
Capital improvements in progress	27,171	20,689
Accumulated depreciation	(573,473)	(543,802)
Land held for future development	2,360	2,360
Commercial properties, net	7,120	7,103
Investments in and advances to real estate joint ventures	51	3,718
Real estate assets, net	1,685,369	1,669,539
Cash and cash equivalents	4,292	5,545
Restricted cash	4,149	4,145
Deferred financing costs, net	16,175	16,033
Other assets	38,445	38,865
Goodwill	4,105	4,472
Assets held for sale	8,573	8,047
Total assets	$1,761,108	$1,746,646

Liabilities and Shareholders' Equity
Liabilities
Notes payable	$1,195,570	$1,196,349
Accounts payable	647	2,773
Accrued expenses and other liabilities	63,882	57,919
Security deposits	8,345	7,670
Liabilities associated with assets held for sale	235	269
Total liabilities	1,268,679	1,264,980
Minority interest	32,086	32,600
Redeemable stock	2,901	3,418
Shareholders' equity
Series F cumulative redeemable preferred stock	5	5
Series H cumulative redeemable preferred stock	62	62
Common stock	255	251
Additional paid-in capital	835,930	814,006
Accumulated distributions in excess of net income	(396,652)	(379,573)
Accumulated other comprehensive income	17,842	10,897
Total shareholders' equity	457,442	445,648
Total liabilities and shareholders' equity	$1,761,108	$1,746,646

SHARE AND UNIT DATA (in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Weighted average common shares - Basic	25,288	23,152	25,188	22,645
Weighted average common shares - Diluted	25,464	23,374	25,377	22,873
Weighted average common shares and units - Basic	27,775	25,662	27,676	25,160
Weighted average common shares and units - Diluted	27,951	25,884	27,865	25,387
Common shares at June 30 - Basic	25,337	23,826	25,337	23,826
Common shares at June 30 - Diluted	25,510	24,054	25,510	24,054
Common shares and units at June 30 - Basic	27,820	26,335	27,820	26,335
Common shares and units at June 30 - Diluted	27,992	26,562	27,992	26,562

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures.
As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.